Exhibit 99.2

B-HIVE NETWORKS, INC.

2006 ISRAELI 3(I) STOCK OPTION PLAN

ARTICLE I — DEFINITIONS

As used in this Plan, the following terms have the following meanings unless the context clearly indicates to the contrary:

“Board” means the Board of Directors of the Company.

“Cause” means cause for termination engagement as provided in the engagement agreement for an Optionee. In the event an Optionee has no engagement agreement, or such agreement does not define cause for termination of engagement, then “Cause” shall mean: (a) default, willful malfeasance, fraud or dishonesty of the Optionee in the performance of his or her duties; (b) the Optionee’s material breach of or material failure to observe the terms of any engagement agreement to which he or she is a party; or (c) the Optionee’s engaging in conduct or activities that are reasonably likely to cause or do cause material damage to the business or reputation of the Company, any affiliate of the Company, or any personnel thereof. “Cause” shall be determined by the Committee based upon information presented by the Company and the Optionee and shall be final and binding on all parties hereto.

“Committee” means a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board. At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee means a reference to the Board.

“Company” means B-Hive Networks, Inc., a Delaware corporation.

“Company Transaction” means any of the following transactions to which the Company is a party:

(i) a merger, consolidation, share exchange, share issuance, combination or other transaction or series of transactions (other than a public offering by the Company for cash of the Company’s capital stock, debt or other securities, and other than ordinary public trading of such securities) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(iii) the liquidation or dissolution of the Company.

“Director” means a member of the Board.

“Disability” means any physical or mental illness or injury as a result of which the Optionee remains absent from work for a period of six (6) consecutive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six (6)-month period.

“Exchange Act” means the Securities Exchange Act of 1934. Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

“Exercise Price” means the price at which an Optionee may purchase a share of Stock under an Option Agreement.

“Fair Market Value” on any date means (i) the closing sales price of the Stock, regular way, on such date on the national securities exchange having the greatest volume of trading in the Stock during the thirty-day period preceding the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding date on which it was open; (ii) if the Stock is not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bids on the next preceding day on which there were bids; or (iii) if the Stock is not traded on the over-the-counter market, the fair market value as determined in good faith by the Committee based on such relevant facts as may be available to it, which may include opinions of independent experts, the price at which recent sales have been made, the book value of the Stock, and the Company’s current and anticipated future earnings.

“Non-Employee” means a person who is not considered an employee under Section 102.

“Officer” means a person who constitutes an officer of the Company.

“Option” means an option to purchase Stock granted pursuant to the provisions of this Plan.

“Option Agreement” means an agreement between the Company and an Optionee under which the Optionee may purchase Stock under this Plan, a sample form of which is attached hereto as Exhibit A (which form may be varied by the Committee in granting an Option).

“Optionee” means a person to whom an Option has been granted under this Plan.

“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961, as now in effect or as hereafter amended.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the grant (or modification) of the Option, each of the corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of the classes of stock in one of the other corporations in such chain.

“Plan” means this 2006 Israeli 3(i) Stock Option Plan.

“Purchasable” refers to Stock which may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Option Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended and the rules, regulations or orders promulgated thereunder.

“Stock” means the common stock, $.001 par value per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant (or modification) of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II — THE PLAN

2.1 Name. This Plan shall be known as the Company’s “2006 Israeli 3(i) Stock Option Plan.”

2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its Subsidiaries and its shareholders by affording certain non-Employees of the Company and its Subsidiaries an opportunity to acquire or increase ownership interests in the Company. The objective of the issuance of the Options is to promote the growth and profitability of the Company and its Subsidiaries because the Optionees will be provided with an additional incentive to achieve the Company’s objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

ARTICLE III — PARTICIPANTS

The class of persons eligible to participate in the Plan shall consist of all persons whose participation in the Plan the Committee determines to be in the best interests of the Company, provided that such persons are Non-Employees.

ARTICLE IV — ADMINISTRATION

4.1 Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine (if the Board is serving as the Committee, the Chairman of the Board shall also serve as Chairman of the Committee). The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and to meet telephonically. In administering the Plan, the Committee’s actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options in accordance with the provisions of the Plan.

Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options will be granted, the number of shares of Stock subject to each Option, such other matters as are specified herein, and any other terms and conditions of an Option Agreement. The Committee shall also have the discretion and authority to delegate to any Officer its powers to grant Options under the Plan. To the extent not inconsistent with the provisions of the Plan, the Committee may give an Optionee an election to surrender an Option in exchange for the grant of a new Option, and shall have the authority to amend or modify an outstanding Option Agreement, or to waive any provision thereof, subject to any required consent on the part of the Optionee.

4.2 Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to it; to determine the details and provisions of each Option Agreement; and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the amending or altering of the Plan and any Options granted under the Plan as may be required to comply with or to conform to any federal, state, or local laws or regulations.

4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option granted hereunder.

4.4 Determinations. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Options, the form, amount and timing of such Options, the terms and provisions of such Options and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

4.5 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

4.6 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their engagement, death, retirement, disability, or other termination of engagement, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE V — SHARES OF STOCK SUBJECT TO PLAN

Subject to any adjustment pursuant to the provisions of Article 10 of this Plan, the maximum number of shares of Stock that may be issued hereunder and under all other stock options and incentive plans of the Company shall be as decided by the Board from time to time. Shares subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph), may again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder. For purposes of calculating the maximum number of shares of Stock which may be issued under the Plan, all the shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted. If any Option is exercised by delivering previously owned shares in payment of the Exercise Price, the number of shares so delivered to the Company shall not again be available for purposes of the Plan.

The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Stock as shall be sufficient to satisfy the requirements of the Plan.

ARTICLE VI — OPTIONS

6.1 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Committee and by a written Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option’s duration, vesting, time or times of exercise, exercise price shall be stated in the Option Agreement.

6.2 Proxy. Prior to the consummation of an initial public offering of the Company’s shares, all shares of Stock issued upon exercise of an Option shall be voted by an irrevocable proxy (the “Proxy”) granted to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company and the Optionee against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of the Proxy holder’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company’s Certificate of Incorporation, any agreement, any vote of stockholders or disinterested directors, insurance policy or otherwise. In the event the Company requires him to do so, the Optionee shall sign the said Proxy in the wording presented to him by the Company.

6.3 Exercise Price. The Exercise Price of the Stock subject to each Option shall be determined by the Committee.

6.4 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee.

6.5 Option Exercise.

(a)	Unless otherwise provided in the Option Agreement, an Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become Purchasable under the provisions of the Option, but not at any time as to fewer than 100 shares unless the remaining shares that have become so Purchasable are fewer than 100 shares. The Committee shall have the authority to prescribe in any Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

(b)	An Option shall be exercised by (i) delivery to the Company at its principal office a written notice of exercise with respect to a specified number of shares of Stock and (ii) payment to the Company at that office of the full amount of the Exercise Price for such number of shares in accordance with Section 6.5(c).

(c)	The Exercise Price is to be paid in full in cash upon the exercise of the Option, and the Company shall not be required to deliver certificates for the shares purchased until such payment has been made; provided, however, that in lieu of cash, in the Committee’s sole discretion, all or any portion of the Exercise Price may be paid by (i) the Optionee’s tender to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, to be credited against the Exercise Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Exercise Price) or (ii) the Optionee’s execution of a recourse note equal to the Exercise Price or relevant portion thereof, subject in either case to compliance with applicable state and federal laws, rules and regulations.

(d)	In addition to and at the time of payment of the Exercise Price, the Optionee shall pay to the Company in cash the full amount of any federal, state, and local income, employment, or other withholding taxes applicable to the taxable income of such Optionee resulting from such exercise; provided, however, that in the discretion of the Committee any Option Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, and subject to such restrictions as to the approval and timing of any such election as the Committee may from time to time determine to be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the Exchange Act, if such rule is applicable.

(e)	The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued and delivered to the Optionee upon the exercise of the Option.

6.6 Nontransferability of Option. Other than as provided below, no Option shall be transferable by an Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee (or by such Optionee’s guardian or legal representative, should one be appointed).

6.7 Termination of Engagement. The Committee shall have the power to specify, with respect to the Options granted to a particular Optionee, the effect upon such Optionee’s right to exercise an Option of termination of such Optionee’s engagement under various circumstances, which effect may include immediate or deferred termination of such Optionee’s rights under an Option, or acceleration of the date at which an Option may be exercised in full or in part.

6.8 Employment Rights. Nothing in the Plan or in any Option Agreement shall confer on any person any right to continue in the employ of the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries to terminate such person’s engagement at any time.

6.9 Certain Successor Options. An Option issued in respect of an option held by an Optionee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any Subsidiary of the Company) may contain terms that differ from those stated in this Article 6, but solely to the extent necessary to preserve for any such Optionee the rights and benefits contained in such predecessor option.

ARTICLE VII — STOCK CERTIFICATES, RESTRICTIONS

7.1 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof prior to fulfillment of all of the following conditions:

(a)	The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b)	The completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body, or the determination by the Company, with the advice of legal counsel, that exemptions are available from such registration and qualification;

(c)	The receipt of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable; and

(d)	The lapse of such reasonable period of time following the exercise of the Option as the Committee from time to time may establish for reasons of administrative convenience.

7.2 Legends; No Liability for Failure to Issue Shares without Approvals. Stock certificates issued and delivered to Optionees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Stock pursuant to Options shall relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval shall not have been obtained. The Company shall, however, use reasonable efforts to obtain all such approvals.

7.3 Contractual Restrictions. The Committee may require that the Stock so issued to any Optionee be subject to or bound by (i) a buy-back agreement, (ii) a lock-up agreement, (iii) a voting agreement, (iv) a right of first refusal or (v) any agreement that is generally applicable to the Company’s stockholders. Each of these restrictions may be set forth in separate agreements or documents, and the obligation of the Company to issue shares hereunder shall be contingent upon the Optionee’s execution of such agreements or agreement to be bound by the restrictions therein. These restrictions may also apply to any new, additional or different securities the Optionee may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company, and to any Permitted Transferee.

ARTICLE VIII — ADJUSTMENTS.

8.1 Stock Dividends and Combinations. If the number of outstanding shares of Stock is increased by means of a stock split or stock dividend, or decreased by means of a combination of shares, the Committee shall proportionately appropriately adjust (i) the aggregate number of shares of Stock for which Options may be granted hereunder, and (ii) the rights of Optionees (concerning the number of shares subject to Options and the Exercise Price) under outstanding Options.

8.2 Recapitalizations and Mergers. If all shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares (other than an event covered by Section 8.4 below), the Committee shall appropriately adjust (i) the aggregate number and kind of shares of Stock for which Options may be granted hereunder, and (ii) the rights of Optionees (concerning the number of shares subject to Options and the Exercise Price) under outstanding Options.

8.3 Distributions of Assets. If any spin-off, spin-out or other distribution of assets materially affects the price of the Company’s stock, or if there is any assumption and conversion to the Plan by the Company of an acquired company’s outstanding option grants, then the Committee may, but need not, make any or all of the adjustments specified in clauses (i) and (ii) of Section 8.2.

8.4 Effect of a Company Transaction. In the event of a Company Transaction, the Committee may in its discretion take any, all or none of the following actions:

(i) The Committee may determine that the vesting schedule for any or all unvested Options outstanding at the time of such Company Transaction shall automatically accelerate, whether in full or in part, as of or prior to the effective date of the Company Transaction.

(ii) The Committee may notify any or all Optionees that their Options granted under the Plan shall be assumed by any successor entity or substituted on an equitable basis (as determined by the Committee in its sole discretion) with options issued by such successor entity.

(iii) The Committee may determine that any or all Options shall remain in effect in accordance with their terms and thereafter, following an adjustment made in accordance with the provisions of Section 8.2, shall be exercisable for such securities or property as the underlying Stock would have been eligible to receive at the time of the Company Transaction.

(iv) Anything to the contrary in the Plan or in any Option Agreement notwithstanding, the Committee may determine that the vested portion of any or all Options (whether or not vesting is accelerated in accordance with subparagraph (i) above) must be exercised prior to, or within a specified period after, the effective date of such Company Transaction or shall lapse (together with any unvested portion of such Options) immediately thereafter.

The Company will use reasonable efforts to notify the Optionees of any of the foregoing actions or determinations by the Committee within a reasonable period of time before completion of the Company Transaction. The Committee may condition any of the foregoing actions or determinations on the actual completion of the Company Transaction.

8.5 Adjustments Generally. The adjustments described in Sections 8.1 through 8.4, and the manner of their application, shall be determined solely by the Committee (which specifically shall have the power to elect among alternative forms of adjustments in the event that a transaction would be eligible for adjustment pursuant to more than one of the Sections 8.1 through 8.4). Any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article 8 shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

ARTICLE IX — TERMINATION AND AMENDMENT

9.1 Termination and Amendment. The Board may at any time terminate or amend the Plan.

9.2 Effect on Optionee’s Rights. No termination, amendment, or modification of the Plan shall affect adversely an Optionee’s rights under an Option Agreement without the consent of the Optionee or his legal representative, except to the extent expressly contemplated by the Option Agreement.

9.3 Certain Amendments Permitted. Notwithstanding the provisions of Section 9.2, the Committee shall have the power to amend any Option Agreement to (a) correct any clerical, typographical or stenographical error; (b) resolve any inconsistency between any such agreement and the Plan; and (c) give effect to administrative changes (such as correction of corporate names and addresses, names of Company personnel and the like). The Committee’s determination that any amendment is permitted under this Section 9.3 shall be final and binding on all parties absent manifest error.

ARTICLE X — RELATIONSHIP TO OTHER COMPENSATION PLANS

The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for employees, officers or directors of the Company or any of its Subsidiaries.

ARTICLE XI — MISCELLANEOUS

11.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or accept the surrender of outstanding Options and grant new Options in substitution for them; provided that no modification of an Option shall adversely affect an Optionee’s rights under an Option Agreement without the consent of the Optionee or his legal representative.

11.2 Forfeiture for Competition. Option Agreements may contain such provisions as shall be deemed necessary or appropriate by the Committee regarding partial or total forfeiture of Stock if an Optionee provides services to a competitor of the Company, a Parent or any Subsidiaries, solicits employees of the Company on behalf of another business, violates his or her obligations of confidentiality to the Company or breaches his or her employment agreement with the Company, subject in each case to a determination to the contrary by the Committee.

11.3 Leave of Absence. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Option. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of engagement within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on Options under the Plan theretofore made to any recipient who takes such leave of absence.

11.4 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

11.5 Singular, Plural; Gender. Whenever used in this Plan, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

11.6 Headings Not Part of Plan. Headings of Articles and Sections of this Plan are inserted for convenience and reference; they do not constitute part of the Plan.

11.7 Governing Law. The Plan and any Options or Awards granted hereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to such state’s conflict of law provisions, and, in any event, except as superseded by applicable United States Federal law.